EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors
ClickAction Inc.

We consent to incorporation by reference in the registration statements Nos. 333-96622, 333-68841, 333-85335, 333-34078, 333-38008, 333-58974 and 333-67796 on Form S-8 and Nos. 333-95747, 333-35186, 333-45204, 333-59724, 333-68688 and 333-74792 on Form S-3 of ClickAction Inc. of our report dated February 1, 2002, relating to the consolidated balance sheets of ClickAction Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of ClickAction Inc.

KP	MG LLP

Mountain View, California
March 7, 2002